                                                                    EXHIBIT 12.1

UNITED COMPANIES FINANCIAL CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in thousands)

                                             Three Months
                                            Ended March 31,                      Year Ended December 31,
                                                 1997            1996        1995        1994       1993       1992
                                             ------------        -----------------------------------------------------
Income from continuing operations
  before income taxes                          $31,497         $133,857    $102,665    $74,994     $40,426    $16,800

Add
  Portion of rents representative of
        the interest factor                        937           2,970        2,259      2,051       1,430      1,121
  Interest on indebtedness                      12,230          38,626       25,559     13,362       9,881     10,897
  Proportionate share of interest on
        indebtedness of 50%-owned
        investee                                    69             285          373        375         380        383
  Less : intercompany interest                     (69)           (285)        (373)      (375)       (380)      (383)
                                             -------------       -----------------------------------------------------

              Income as adjusted               $44,664        $175,453     $130,483    $90,407     $51,737    $28,818


Fixed charges
  Portion of rents representative of
        the interest factor                       $937          $2,970       $2,259     $2,051      $1,430     $1,121
  Interest on indebtedness                      12,230          38,626       25,559     13,362       9,881     10,897
  Interest capitalized                             128              40            0         40           0          0
  Proportionate share of interest on
        indebtedness of 50%-owned
        investee                                    69             285          373        375         380        383
  Less : intercompany interest                     (69)           (285)        (373)      (375)       (380)      (383)
                                             -------------       -----------------------------------------------------
              Fixed charges                    $13,295         $41,636      $27,818    $15,453     $11,311    $12,018


Ratio of earnings to fixed charges                 3.4             4.2          4.7        5.9         4.6        2.4
                                             =============       =====================================================